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                                                                  EXHIBIT 10.18


                   [SUPERIOR INSURANCE COMPANY LETTERHEAD]



May 9, 1996



Mr. Roger Sullivan
Superior Insurance Company
280 Interstate North Parkway
Atlanta, Georgia 30339


Dear Roger:

Following our meeting the other day, I am very pleased that you have agreed to take on administrative leadership of the Superior organization, which includes Atlanta, Tampa and California.

In recognition of the foregoing, I am pleased to promote you to Executive Vice President and in addition provide you with a company car or an allowance. Currently we are paying $600 per month for an executive at your level and I am pleased to authorize this to be added to your compensation.

Attached are the goals that we want to see this company hit, and as discussed, your bonus will be modified from your current contract to be 10% based on hitting 75% to 99% of the target, 20% based on hitting the target up to 124%
of target, and 30% for exceeding target by 125%.  The   percentages are
percentages of basic gross salary. The bonus would be awarded after the audited reports have been completed. Should we be well into the range by year-end, I would be more than happy to make an advance toward the ultimate.

In addition, we are currently working on stock options. I am not at liberty to give you an exact calculation but you will be included in the stock option program.

I have enjoyed working with you and hope that you and I can build this into a fantastic organization. I realize it will require an awful lot of hard work and dedication, and you can be certain that as we see these things take place, I will be more than happy to look after those who contributed.



Thank you very much.

Yours sincerely,



/s/ Alan G. Symons

President and Chief Executive Officer



ALG:jat
Attachment



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GGS MANAGEMENT INC.
PROJECTED STATEMENT OF OPERATIONS
SUPERIOR AND PGIC - GAAP BASIS
Years Ended December 31,
     (Dollars in thousands)


                                                                1996
                                                              Superior

Revenues
Gross premium written                                          120,000
Net premium written                                            119,362

Net premium earned                                             112,665

Net investment income                                            6,686
Finance & service fee income                                     4,837
                                                               -------

Total revenues                                                 124,188
                                                               -------


Expenses
Claims incurred (incl ulse)                                     81,146
Commission expenses (on written)                                16,800
Reinsurance commission income                                        0
Operating expenses                                              14,819
Less DPAC                                                       (1,050)

                                                               -------
     Total expenses                                            111,715
                                                               -------

     EBIT                                                       12,473

Debt service                                                     4,200
                                                               -------

Income before taxes                                              8,273
     Taxes                                                       2,411
                                                               -------

NET INCOME                                                       5,861
                                                               =======

NET BOOK VALUE


     loss ratio                                                  72.0%
     comm exp ratio                                              14.9%
     operating exp ratio                                         12.2%
     Finance & service fee income
                                                               -------
     total expense ratio                                         27.1%
                                                               -------
     combined ratio                                              99.2%
                                                               -------

        less finance & service fee income                        -4.3%
                                                               -------
        modified combined ratio                                  94.9%
                                                               -------


     loss ratio                                                  72.0%
     stat expense ratio (excl bill fees & dpac) on gross         26.3%
                                                               -------
                                                                 98.4%
                                                               =======

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                   [SUPERIOR INSURANCE COMPANY LETTERHEAD]



May 9, 1995



Mr. Roger Sullivan
8925 Bayview Court
Gainesville, GA 30506



Dear Roger:

This will confirm my offer and your acceptance of employment with Superior Insurance Company as Vice-President of Claims, effective June 5, 1995.
Outlined below are the major items we discussed regarding your compensation and benefits.



1. Your monthly salary will be $10,416.66 and you will receive annual salary reviews commencing February 1, 1996.

2. You will participate in the Executive Bonus Program and be eligible for a bonus target at twenty percent of annual compensation for competent performance beginning with the Plan Year 1995. The actual bonus amount will vary based upon your performance and Company profitability and will be prorated based upon your starting date in 1995.

3. The Company has a 401(k) Profit Sharing Plan which allows you to defer income and invest up to seven percent of your salary. The Company matches the first three percent of your contributions at the rate of two dollars for every dollar you invest. You will be eligible for participation in the Plan beginning July 1, 1996.

     You will automatically be enrolled in Superior's Pension Plan when you meet the eligibility requirement, which is July 1, 1996.

4.   All benefits except dental, profit and pension plans become effective on your hire date.  Dental becomes effective in the
     month following enrollment.    Also, as a matter of Company
     policy, you will be required to pass a pre-employment physical, including drug testing, as a condition of employment.

S. You will be entitled to receive three weeks paid vacation per year to be prorated based on your date of hire in 1995.

6. Superior agrees that if the Company is sold, liquidated, or merged with another company within four years from your date of employment and as a result of that event your employment is terminated and no other Atlanta-based Fortis Company offers you a comparable position at comparable pay, you will receive one year's severance pay at current base salary. No severance will be paid if your employment is discontinued due to unsatisfactory performance.



I believe this accurately summarizes the matter relating to compensation and benefits which we discussed. I am looking forward to working with you in what I am sure will be a satisfying career with Superior.



Sincerely

/S/ Meril L. Joseph

Meril L. Joseph
Vice-President Claims